Exhibit 3.58

FIRST AMENDMENT
TO THE AMENDED AND RESTATED
OPERATING AGREEMENT OF
GETTYSBURG RADIATION, LLC

This FIRST AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of Gettysburg Radiation, LLC (the “LLC”) is made and entered into this 26th day of January, 2007 by and among 21st Century Oncology of Pennsylvania, Inc., (the “RTSI Member”), Satish A. Shah, M.D. (“Shah”) and David Cunningham, Ph.D. (“Cunningham”). Each of the RTSI Member, Shah and Cunningham may be individually referred to herein as a “Member” and collectively as “Members.”

WITNESSETH:

WHEREAS, the Members have entered into that certain Amended and Restated Operating Agreement dated January 3, 2007 (the “Operating Agreement”); and

WHEREAS, the Members have decided to amend and supplement the Operating Agreement as set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1.                                       Definitions. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Operating Agreement. Notwithstanding the foregoing, the term “Agreement” as used in the Operating Agreement shall hereinafter in every instance be interpreted to mean the Operating Agreement as amended from time to time, including as amended by this Amendment.

2.                                       Amendment to Operating Agreement. The following is hereby incorporated into the Operating Agreement as a new Section 16.4

“16.4 In the event that the Company receives either a governmental ruling or a written opinion of the Company’s legal counsel that the relationship between Shah and the Company violates any federal or state health care laws (as amended from time to time) (the “Legal Opinion”), then Shah shall automatically be deemed an Excluded Member. Within 5 days of the receipt of the Legal Opinion, the RTSI Member shall have the right to purchase the Excluded Member’s Company Interest. The price to be paid for the Excluded Member’s Company Interest shall be an amount equal to the Fair Market Value of the Company Interests as of the date of the Legal Opinion as determined in accordance with Section 16.1 above. Furthermore, for purposes of this Section 16.4 only, in determining the Fair Market Value in accordance with Section 16.1 above, if the Legal Opinion is delivered to the Company within two (2) years of the date of the Operating Agreement, then such independent appraisal shall factor into such determination of the Fair Market Value of the Company the prospective profitability of the Company.”

3.                                       Reaffirmation of the Operating Agreement, Except as expressly amended by this Amendment, the Operating Agreement is hereby reaffirmed, ratified and confirmed and continues in full force and effect unaffected hereby.

4.                                       Part of the Agreement. This Amendment amends the terms of the Operating Agreement and becomes effective and part thereof as indicated therein on the date first written above.

5.                                       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law rules or principles.

6.                                       Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and each counterpart, including facsimile and electronic signatures, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

21st CENTURY ONCOLOGY OF PENNSYLVANIA, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	Vice President - Chief Financial Officer

/s/ Satish A. Shah
Satish A. Shah, M.D.

/s/ David Cunningham
David Cunningham, Ph.D.

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AMENDED AND RESTATED

OPERATING AGREEMENT

AMENDED AND RESTATED OPERATING AGREEMENT, dated as of January 3, 2007, for Gettysburg Radiation LLC, a Pennsylvania limited liability company (the “Company”) by and between 21st Century Oncology of Pennsylvania, Inc., a Pennsylvania corporation (the “RTSI Member”), Satish A. Shah, M.D. (“Shah”) and David Cunningham, Ph.D. (“Cunningham”), Each of the RTSI Member, Shah and Cunningham may be individually referred to herein as a “Member” and collectively as “Members.”

INTRODUCTORY STATEMENT

A.                                   Shah, Cunningham, David J. Salinger, M.D. (“Salinger”), Thomas Gallo (“Gallo”), J. Geoffrey Sturgill, Jr. (“Sturgill”) and Global Imaging Center, LLC (“Global Imaging”) are parties to that certain Operating Agreement of the Company dated as of April 12, 2005 (the “Original Agreement”).

B.                                     Simultaneously on the date hereof, the Company redeemed all of the membership interests owned of record as follows: (1) all of the membership interests owned by Salinger, Gallo, Sturgill and Global Imaging; (ii) fifteen percent (15%) of the membership interests owned by Cunningham; and (iii) two and one-half percent (2.5%) of the membership interests owned by Shah, and the RTSI Member acquired a membership interest equal to sixty seven and one-half (67.5%) of the membership interests in the Company.

C.                                     The Members desire to amend and restate the Original Agreement in its entirety in accordance with the terms and conditions set forth below.

NOW, THEREFORE, the Members covenant, agree, represent, and warrant as follows:

1.                                      Formation of Company.

1.1                                 The Company was formed under the Pennsylvania Limited Liability Act (the “Act”), by filing Articles of Organization (the “Articles”) with the Pennsylvania Secretary of State on April 12, 2005.

1.2                                 The name of the Company shall be “Gettysburg Radiation, LLC”, or such other name as determined by the Manager (as such term defined in Section 9). The Company shall trade under its legal name, or under such other name or names as may be agreed upon by the Members.

2.                                      Office and Principal Place of Business.

The principal office of the Company shall be located at 120 Expedition Trail, Suite 100, Gettysburg, Pennsylvania, or such other or additional place or places as determined by the Manager.

3.                                      Business and Purposes.

The business and purpose of the Company shall be to operate a radiation therapy center (“Radiation Therapy Center”) in Gettysburg, Pennsylvania and engage in all activities incidental thereto, and to engage in such other business, and have such other purposes, as the Members may from time to time jointly determine and as are permitted by the Act.

4.                                      Members; Company Interests.

4.1                                 The names and addresses of the Members are as set forth on Exhibit A.

4.2                                 The interests of the Members in the profits and losses of the Company (the “Company Interests”) shall be as set forth on Exhibit A.

4.3                                 No Member shall have any liability for any debt or obligation of the Company.

4.4                                 Except as provided in this Agreement, no Member shall have the right to withdraw from the Company.

4.5                                 Additional Members may be admitted to the Company in accordance with the provisions of Section 9.4.

4.6                                 Upon each admission of a new Member, the Company shall distribute to the Members a revised list of Members reflecting the Company Interest of each Member. Each new Member shall be required to agree in writing to be bound by the provisions of this Agreement as if an original party hereto.

5.                                      Capital Contributions and Loans.

5.1                                 A separate capital account shall be maintained for each Member (collectively, the “Capital Accounts”). Each Member’s Capital Account shall be the total of the amounts contributed by that Member to the capital of the Company, and shall be increased or decreased, as the case may be, as set forth below.

5.2                                 Each of the Members has made a contribution to the capital of the Company in the amount stated on Exhibit A (the “Initial Capital Contributions,” which, together with any additional contribution made by a Member to the capital of the Company, shall be referred to as each Member’s “Capital Contribution”). No interest shall be paid on the Capital Contributions of the Members,

5.3                                 No Member shall be required to make any additional Capital Contributions or loans to the Company unless the Manager shall deem that the Company requires addition funds for legitimate Company purposes, whether for working capital, capital investment, refinancing of existing liabilities or otherwise (“Additional Funds”). In no event shall the aggregate amount of the Additional Funds exceed Two Hundred Thousand Dollars ($200,000) per year. If the Manager determines that Additional Funds are needed by the LLC, the Manager shall have the option of (a) loaning such funds to the LLC, or (b) requiring the

Members to make such additional Capital Contributions in proportion with the Members’ respective Company Interests. Additional Capital Contributions shall be due and payable on such date or dates as are determined by the Manager. If a Member fails to make such additional Capital Contribution as required by the Manager, the Member’s Company Interest and right to distributions shall be reduced in proportion to the percentage of Additional Funds requested, and the other Members’ Company Interest and right to distributions shall be increased by same.

5.4                                 In the event a Member fails to make an Additional Capital Contribution, the other Members shall have the right, at its option, to make a loan to the Company in an amount equal to the additional capital requested from the non-contributing Member. The loan shall bear interest at a rate equal to the prime rate set by Citibank, N.A. in effect from time to time, plus one percent (1%) percentage points. The loan may be repaid at any time at the sole discretion of the loaning Member.

5.5                                 Each Member’s Capital Account shall be maintained as follows:

(a)                                  Each Member’s Capital Account shall be increased by:

(i)                                     the amount of any money contributed by the Member to the Company, or paid by the Member on behalf of the Company;

(ii)                                  the fair market value of any property contributed by the Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to); and

(iii)                               allocations to the Member of any Company profit (or item thereof), as specified in Section 1.704-1(b) of the U.S. Department of the Treasury Income Tax Regulations (the “Regulations”), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Regulations.

(b)                                 Each Member’s Capital Account shall be decreased by:

(i)                                     the amount of any money (other than compensation for services rendered) distributed to the Member by the Company;

(ii)                                  the fair market value of any property distributed to the Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to);

(iii)                               allocations to the Member of any Company expenditures not deductible in computing the Company’s taxable income and not properly chargeable to a capital asset account; and

(iv)                              allocations to the Member of any Company loss or deduction (or item thereof), as specified in Section 1.704-1(b) of the Regulations.

5.6                                 The provisions of Section 5 hereof relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent therewith, If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto (including, without limitation, increases or decreases relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members) are computed in order to comply with Section 1.704-1(b) of the Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member during the term of the Company or upon dissolution and liquidation of the Company. The Manager may also (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations, and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

5.7                                 Except as provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

5.8                                 Except as may be expressly provided otherwise herein, no Member shall be required to make any contribution to the Company by reason of any negative balance in its Capital Account resulting from the ongoing operation of the Company, nor shall any negative balance in a Member’s Capital Account create any liability on the part of the Member to any other Member or to any third party; provided, however, that each Member shall be liable to the Company for the full amount of its Initial Capital Contributions.

5.9                                 Except as otherwise provided herein or otherwise specifically agreed to in writing by all of the Members, all advances of money or property made by a Member to the Company not required by this Section 5 shall not result in an increase in the Member’s Capital Contribution or entitle the Member to any increase in its share of the profits of the Company, or subject the Member to any greater proportion of the Company’s losses, Except as otherwise provided in herein or otherwise specifically agreed to in writing by all of the Members, the amount of any such advance shall constitute a loan from the Member to the Company and shall bear interest at the then existing Applicable Federal Rate (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)), and such loan shall require the approval of all Members. The Company shall be deemed to have waived the statute of limitations with respect to any amounts deemed to be a loan pursuant to this Section 5. No Member shall be obligated by this Agreement to make any loans to the Company, except as specifically provided for herein.

5.10                           Subject to Section 9.4(f) below, if the outside lender of any credit facility to the Company requires the Members to guaranty the repayment of such indebtedness, or if the lessor of any space or equipment to the Company requires the Members to guaranty the Company’s obligations under the lease, in whole or in part, then, each Member shall guarantee such indebtedness or lease obligations in the same proportion as the Members’ Company

Interests bear to each other; provided, however, that in lieu of making such guarantee directly, each such Member shall have the right to cause such indebtedness or lease obligations to be guaranteed by another person or persons who is, or who are, satisfactory to such lender or lessor, as the case may be; and further provided, that in no event shall a Member (or such person chosen by such Member) be required to guarantee a greater percentage of such indebtedness or lease obligations than the percentage determined by dividing such Member’s Company Interest by the Company Interests of all Members.

6.                                      Allocation of Profits and Losses.

For accounting and tax purposes, all items of income, gain, loss, deduction, and credit of the Company shall be determined in a manner consistent with the rules set forth in the Regulations under Section 704 of the Code and shall be allocated to the Members in accordance with their respective Company Interests.

7.                                      Distributions.

7.1                                 As soon as practicable after the end of each fiscal year of the Company, but in no event later than 90 days after the end of each fiscal year of the Company, or at more frequent intervals as determined by the Manager, all of the Company’s “Available Cash” (as hereinafter defined) shall be distributed to the Members in accordance with the Members’ respective Company Interests; provided, however, that in no event shall such distribution be less than the amount required to make Tax Distributions (as hereinafter defined) to the Members in accordance with the Members’ respective Company Interests to the extent applicable at that time.

7.2                                 The Company’s “Available Cash” shall mean the amount, if any, by which (i) all funds received by the Company, including all Capital Contributions of the Members and any funds previously set aside as reserves which the Manager reasonably believes are no longer required as reserves in the efficient conduct of the Company business, exceeds (ii) the sum of (x) all cash expenditures of the Company, including employee salaries, capital expenditures and payments in respect of the Company’s indebtedness including, without limitation, the RTSI Member’s Management Fee as set forth in Section 10 below, plus (y) the amount of any funds set aside by the Manager for the establishment and maintenance of reasonable prudent reserves. Unless otherwise determined by the Manager, Tax Distributions (as defined in Section 7.3) shall be made prior to the establishment of reserves.

7.3                                 “Tax Distributions” shall mean an amount equal to the amount by which the income tax liabilities of the Members in respect of their shares of income or profits of the Company for the preceding calendar year exceeds the amount of Available Cash distributed during the preceding calendar year to the Members (other than amounts designated as Tax Distributions). The Members shall in no event be required to make any loans to the capital of the Company to fund such Tax Distributions. For purposes of this Section 7.3, the amount of income tax liabilities of the Members shall be determined by assuming that all income or profits of the Company passed through to each Member will be taxed at the maximum state and federal income tax rate at which the income of any Member can be taxed in the calendar year that includes the last day of the Company’s taxable year.

8.                                      Rights and Liabilities of Members

8.1                                 Meetings of all Members may be called by the Manager or any Member at any time.

8.2                                 All meetings of Members shall be held at the principal office of the Company or at such other place as shall be determined by the Manager and stated in the notice of meeting.

8.3                                 Members shall meet on a quarterly basis, Except as otherwise provided by statute, written notice of the time, place, and purposes of a meeting of Members shall be given not less than 10 nor more than 60 days before the date of the meeting to each Member either personally or by mailing such notice to its last address as it appears on the books of the Company. No notice need be given of an adjourned meeting, provided the time and place to which such meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting. However, if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each applicable Member of record on the new record date entitled to notice as provided in this Agreement. Meetings may take place by means of conference telephone or other similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting

8.4                                 The Manager may fix in advance a date as the record date for the purpose of determining Members entitled to notice of, and to vote at, a meeting of Members or an adjournment thereof; or to express consent or to dissent from a proposal without a meeting, or for the purpose of determining Members entitled to receive payment of a distribution or allotment of a right, or for the purpose of any other action. The date fixed shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action, In such case only such Members as shall be Members of record, or Members of record of an applicable class or classes, on the date so fixed shall be entitled to notice of and to vote at such meeting or adjournment thereof; or to express consent or to dissent from such proposal, or to receive payment of such distribution or to receive such allotment of rights, or to participate in any other action, as the case may be, notwithstanding any transfer of any Company Interests on the books of the Company, or otherwise, after any such record date. Nothing in this Agreement shall affect the rights of a Member and its transferee or transferor as between themselves.

8.5                                 The agent of the Company having charge of the transfer records for Company Interests of the Company shall make and certify a complete list of the Members entitled to vote at a meeting of all the Members, or any adjournment thereof. The list shall be produced at the time and place of the meeting, shall be subject to inspection by any Member during the whole time of the meeting, and shall be prima facie evidence as to who are the Members entitled to examine the list or vote at the meeting, Such list shall be updated at regular intervals and shall in addition be updated immediately prior to any distribution made by the Company and immediately prior to the record date or date of solicitation (if no record date shall have been fixed) in the case of any solicitation of written consents of Members made on behalf of the Manager.

8.6                                 Unless a greater or lesser quorum is required in the Articles or by the Act, the Members present at a meeting of all of the Members of the Company, in person or by proxy who, as of the record date for such meeting, were holders of a majority of Company Interests in the Company entitled to vote at the meeting shall constitute a quorum at the meeting. Whether or not a quorum is present, a meeting of Members may be adjourned by the affirmative vote of the holders of a majority of Company Interests in the Company present in person or by proxy.

8.7                                 A Member entitled to vote at a meeting of Members of the Company, or to express consent or dissent without a meeting may authorize other persons to act for it by proxy, A proxy shall be signed by the Member or its authorized agent or representative and shall not be valid after the expiration of three years from its date unless otherwise provided in the proxy. A proxy is revocable at the pleasure of the Member executing it, except as otherwise stated therein or provided by the Law.

8.8                                 Votes shall be cast in writing signed by the Member or by proxy. Each Company interest shall be entitled to one vote. When an action is to be taken by a vote of the Members of the Company, it shall be authorized by the affirmative vote of the holders of majority of the Company Interests in the Company, unless a greater plurality is required by this Agreement, the Articles or by the Act.

8.9                                 Any action required or permitted to be taken at a meeting of the Members of the Company may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the Members holding Company Interests representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted. Each written consent will bear the date and signature of each Member who signs the consent.

8.10                           The Members understand and agree that no general agency, employment, partnership or joint venture is created by this Agreement, other than the Company formed by this Agreement. The Members further agree that no Member is the general agent of any other Member and no representation shall be made by any Member that would create apparent agency, employment, partnership, or joint venture other than the Company formed by this Agreement.

8.11                           No Member has authority to act for the Company, or is otherwise an agent of the Company, solely by virtue of being a Member of the Company. Neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation incurred by any other Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates (as defined in Section 25) unless such indebtedness or obligation is incurred in accordance with the authority granted to such Member under the terms of this Agreement.

8.12                           No Member, nor any of the shareholders, employees, subsidiaries, or Affiliates of a Member, shall have any obligation to refer patients to the Company for services.

8.13                           In the event of any litigation against the Company or any Member pertaining to any matter related to Company business under this Agreement, each Member agrees to fully cooperate with the other Members at all times during the pendency of the claim or lawsuit, including providing the Company or other Members with all available information concerning the claim or lawsuit and meeting with the other Members or their representatives prior to giving testimony in connection with such claim or lawsuit, to the extent permitted by law and subject to attorney/client and work product privileges.

9.                                      Management of the Company.

9.1                                 The parties hereby unanimously agree that the responsibility for management of the business, operations and affairs of the Company shall be that of the Manager, Unless otherwise required by the Act and subject to the restrictions contained in Section 9.4, below, all matters relating to the business, operations and affairs of the Company shall be within the discretion of the Manager. Subject to Section 9.4 below, Members shall have no part in the control, management, direction or operation of the affairs of the Company; nor shall a Member, in his/her/its individual capacity, have the power or authority legally to bind the Company, except as otherwise provided herein, Decisions of the Manager shall be presumed to be within its scope of authority and shall be binding upon the Company and each Member

9.2                                 The Manager shall be the RTSI Member. Pursuant to the terms of that certain Management Services Agreement dated as of even date herewith (the “Management Services Agreement”), the RTSI Member shall manage the day to day operations of the Radiation Therapy Center.

9.3                                 Subject to Section 9.4, the Manager shall have full and complete charge of all affairs of the Company; and the management and control of the Company’s business shall rest exclusively with the Manager. The Manager shall in good faith reasonably consult with all Members with respect to major decisions to be made by the Company, and shall provide information that is reasonably requested in connection therewith. The powers of the Manager shall include, but not be limited to, the power to:

(a)                                  execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations;

(b)                                 finance, improve, grant options with respect to, sell, convey, assign, mortgage, and lease personal, real, and intangible property of the Company;

(c)                                  execute and modify any agreement, contract, options or licenses with respect to any of the assets or the business of the Company;

(d)                                 obtain loans, secured and unsecured, for the Company, provided such loans do not require a personal guaranty of any Member, and secure the same by mortgaging, assigning for security purposes, and pledging or otherwise hypothecating all or any portion of the property and assets of the Company (and in connection therewith to place record title to any such property or assets in the name or names of a nominee or nominees);

(e)                                  prepay in whole or in part, refinance, recast, increase, decrease, modify, amend, restate, or extend any such mortgage, security assignment, pledge, or other security instrument, and in connection therewith to execute and deliver, for and on behalf of the Company, any extensions, renewals, or modifications thereof;

(f)                                    draw, make, accept, endorse, sign, and deliver any notes, drafts, or other negotiable instruments or commercial paper;

(g)                                 establish, maintain, draw upon, and close checking, savings, and other accounts in the name of the Company in such banks or other financial institutions as the Manager may from time to time select; and

(h)                                 compromise any claim or liability due to the Company.

9.4                                 The Manager may not, without the affirmative vote of Shah:

(a)                                  sell all or substantially all of the assets of the Company or enter into a merger, business combination or similar transaction involving the Company;

(b)                                 approve the acquisition of any business or a business division from any third party, whether by asset purchase, stock purchase, merger or other business combination;

(c)                                  change the scope of business of the Company;

(d)                                 admit new Members or otherwise issue additional Company Interests, including to the present Members;

(e)                                  voluntarily dissolve the Company;

(f)                                    obtain loans or similar financing arrangements, secured and unsecured, for the Company which require a personal guaranty of any Member, and

(g)                                 enter into joint ventures, general or limited partnerships, or other agreements relating to the Company’s purposes.

9.5                                 The Company may, in the sole discretion of the Manager, contract with any person (including the Manager, any officer or any Member, or any person affiliated therewith or in which any officer or any Member may be interested) for the performance of any services that may reasonably be required to carry on the business of the Company; and any such person dealing with the Company, whether as an independent contractor, agent, employee, or otherwise, may receive from others or from the Company compensation incident to such dealings; provided, however, that prior to its approval of such transaction, the Manager shall have received appropriate and complete disclosure of any such compensation to be received from others and shall have reasonably determined that such transaction is at least as favorable to the Company as could have been obtained from a non-affiliated third party.

9.6                                 No officer, the Manager, or Member shall be liable under this Agreement unless a judgment or other final adjudication adverse to it establishes that its acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that it personally gained, in fact, a financial profit or other advantage to which it was not legally entitled to. Except as aforesaid, no officer, the Manager, or Member shall have any liability to the Company or its Members for damages.

9.7                                 In any threatened, pending, or completed claim, action, suit, or proceeding to which any officer, the Manager, or any Member, was or is a party or is threatened to be made a party by reason of its or his activities on behalf of the Company (“Covered Claim”), the Company shall indemnify and hold harmless such officer, Manager, or Member, against losses, damages, expenses (including attorneys’ and accountants’ fees), judgments, and amounts paid in settlement actually and reasonably incurred in connection with such except that no officer, the Manager, or Member, shall be indemnified for a Covered Claim if a judgment or other final adjudication adverse to him establishes that (a) his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) it personally gained in fact a financial profit or other advantage to which it was not legally entitled. To the extent any officer, the Manager or any Member has been successful (on the merits or otherwise) in defense of any Covered Claim the Company shall indemnify such officer, the Manager, or Member and hold him harmless against the expenses (including attorneys’ fees and accountants’ fees) actually incurred by such officer, the Manager, or Member in connection therewith.

9.8                                 Expenses (including attorneys’ fees and accountants’ fees) incurred in defending a Covered Claim shall be paid by the Company in advance of the final disposition of the Covered Claim, upon receipt of an undertaking by or on behalf of the officer, the Manager or any Member to repay such amount if the officer, the Manager or Member is ultimately determined not to be entitled to indemnity.

9.9                                 The termination of any action, suit, or proceeding by judgment, order, settlement, or otherwise adverse to any officer, the Manager or any Member shall not, of itself, create a presumption that the conduct of the officer, the Manager or Member constitutes the improper receipt of personal benefits or a violation of Section 9.7.

9.10                           No amendment or repeal of any provision of this Section 6, directly or by adoption of an inconsistent provision hereof; shall apply to or have any effect on any liability or alleged liability of any officer, the Manager or any Member for or with respect to any acts or omissions of such persons occurring prior to such amendment or repeal.

9.11                           Neither the Manager nor any Member shall have personal liability with respect to any liabilities or obligations of the Company, except to the extent that the Manager or such Member assumes or guarantees in writing any of the debts of the Company. Neither the Manager nor any Member shall be personally liable or obligated, except as otherwise required by the Law, either (a) to pay to the Company or to any creditor of the Company or the other Members any deficiency in the Member’s Capital Account, or (b) to return to the Company or to pay any creditor of the Company or the other Members the amount of any distribution to the

Member, including any return to the Member of the Member’s Capital Contribution made pursuant to this Agreement,

10.                               Management Fee.

10.1                           In consideration of the services rendered by the Manager to the Company hereunder as the Manager, the Manager shall be paid a management fee equal to six percent (6%) of all Collected Revenue of the Company (the “Management Fee”) as set forth in the Management Services Agreement, Such Management Fee shall be deemed to be an ordinary and necessary expense of the Company and shall be in addition to, and not a part of, any profit or other distribution paid to the Manager as a Member of the Company. The Management Fee due hereunder shall be paid to the Manager within fifteen (15) days of the end of each month for Collected Revenue in the prior month. For purposes of this Section 10.1, the term “Collected Revenue” shall mean all collections of the Company for services rendered by or on behalf of the Company, less refunds and/or repayments and a 3% billing and collections fee, that the Company must make in connection with such collections.

11.                               Banking, Accounting, and Tax Matters.

11.1                           All revenues of the Company shall be deposited regularly in savings, checking, or other accounts of the Company at such banks or other entities as shall be selected by the Manager. Checks or other withdrawals from any bank account of the Company shall be issued or made upon the signature(s) of such persons as the Manager may designate.

11.2                           The Company, under the supervision of the Manager, shall maintain books of account, in which shall be entered fully and accurately each transaction of the Company. All such books of account, and all other information regarding the affairs of the Company, shall be made available for inspection and copying by any Member at any reasonable time.

11.3                           The Company, under the supervision of the Manager, shall prepare, or cause to be prepared, un-audited quarterly financial statements for the Company, including income statements, balance sheets, and statements of cash flow. Each set of monthly statements shall be prepared and furnished to each Member within 30 days of completion.

11.4                           Each year, the Company, under the supervision of the Manager, shall cause to be prepared audited financial statements for the Company, consisting of the Company’s balance sheet as of year end, profit and loss statement, statement of changes in financial position, and the accompanying notes and comments. Such financial statements shall be prepared by the Company’s accountant and furnished to each Member within 90 days of the end of the Company’s fiscal year. In lieu of this requirement for audited annual financial statements of the Company, the Manager may provide, on or before May 15 of each calendar year, for review by each Member, the RTSI Member’s audited annual consolidated financial statements reflecting the operations of the Company.

11.5                           The Company, under the supervision of the Manager, shall prepare, or cause to be prepared, all necessary federal, state, and local income tax returns of the Company, and shall provide each Member with copies of all such returns. In addition, the Company, under the supervision of the Manager, shall prepare or cause to be prepared, as soon as practicable after the end of each fiscal year, such tax information relating to the Company (including Schedule K-I) as shall be necessary for the preparation of the Members’ own federal and State income tax returns.

11.6                           The fiscal year of the Company shall begin on January 1, unless the Manager otherwise determines.

11.7                           The Manager is designated the “Tax Matters Member” in accordance with Section 6231(a)(7) of the Code.

11.8                           The Tax Matters Member shall have all powers necessary to perform fully, including the power to retain attorneys and accountants of its choice. The Tax Matters Member is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as Members and is entitled to take any actions on behalf of the Company in any such tax proceedings in his sole discretion.

11.9                           The Tax Matters Member shall be entitled to be reimbursed by the Company for all reasonable costs and expenses incurred by it in connection with any administrative or judicial proceeding with respect to any tax matter involving the Company or the Members in their capacity as Members and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against him in connection with any judgment in or settlement of any such proceeding,

11.10                     All calculations of earnings, income, and other financial matters relating to the Company, and all Company financial statements and other representations by the Company of its financial condition shall be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

12.                               Company Operational Matters

12.1                           Each Member will cooperate with the Company, and will cause all physician and other medical service providers under its control to cooperate with the Company, in maintain records, and in providing information necessary for identification of services and procedure performed at the Radiation Therapy Center operated by the Company, to facilitate prompt and accurate billing for such services.

12.2                           The Company shall purchase professional liability insurance, with limits as may be determined by the Manager, covering the Company, the Members, and each provider of services employed by the Company with respect to all professional and facility services rendered by or on behalf of the Company. The Company shall also purchase general liability insurance, with policy limits as may be determined by the Manager. The Company shall also purchase director and officer liability insurance coverage if so determined by the Manager.

13.                               Competitive Restrictions.

(a)                                  Each Member hereby covenants and agrees that so long as it or he is a Member and until three (3) years thereafter, no Member nor any Affiliate thereof shall, without first obtaining the prior written consent of the other Members, directly or indirectly, by contract or otherwise, (i) establish, manage, operate, invest in or hold itself out as operating, either on its own or in collaboration with another person or entity, any facility that has as its purpose or function the offering of radiation oncology services, or contract with any physician group offering radiation oncology services (collectively, a “Competitive Business”) within a thirty-five (35) mile radius of the Radiation Therapy Center (the “Restricted Area”) or (ii) employ, hire or contract for services with any employees of the other Members within the Restricted Area. Notwithstanding anything to the contrary herein, the foregoing restriction shall not apply to the RTSI Member’s current project in connection with establishing, managing and/or operating a radiation oncology services facility in Littlestown, Pennsylvania.

13.2                           Each Member acknowledges that the terms contained in this Section 13 (i) are necessary for the reasonable and proper protection of the Company’s interests; and (ii) are reasonable in respect of such matter, length of time and geographical area.

13.3                           If any court or tribunal of competent jurisdiction determines that the duration, geographical limit or any other aspect of any of the restrictive covenants set forth in this Section 13 is unenforceable in accordance with its terms in a particular jurisdiction, such covenant shall not terminate; instead, such covenant shall be deemed amended to the extent required to render it valid and enforceable in such jurisdiction and such court or tribunal is hereby authorized and directed to amend the restrictive covenants set forth in this Section 13 only to the extent that such court or tribunal determines such an amendment is necessary to make it valid and enforceable in said jurisdiction.

13.4                           Each Member agrees that damages at law would be an insufficient remedy for the Company in the event any Member violates these provisions, and that the Company and the other Members shall be entitled to, among other remedies, make an application to a court of competent jurisdiction to obtain specific performance or to enjoin the continuing breach of such provisions. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which such party may be entitled.

14.                               Restrictions on Transfers of Company Interests.

14.1                           Except as otherwise provided herein, a Member may not sell, convey, assign, transfer, hypothecate, pledge, or otherwise encumber or dispose of (“Transfer”) all or any part of the Member’s Company Interest without the consent of the Manager, except that (i) a Member may Transfer its Company Interest to an Affiliate of such Member, provided such Affiliate agrees in writing to be bound by all of the provisions of this Agreement, and any guaranty of the transferring Member related to this Agreement, as if an original party hereto, and (ii) the RTSI Member can pledge all or any part of its Company Interest to a bank as required by any credit or financing agreement by and between such bank and the RTSI Member or the RTSI Member’s Affiliate.

14.2                           Any Transfer of any Company Interest in violation of such restriction shall be deemed invalid, null and void, and of no force or effect and shall not confer on the purported transferee thereof any rights to receive distributions or allocations from the Company or any other rights as a Member of the Company.

14.3                           Notwithstanding anything herein to the contrary, in no event shall a Member Transfer all or any part of the Member’s Company Interest prior to the two (2) year anniversary hereof unless a Member, after consultation with the other Member, reasonably determines in good faith that investment in the Company is not in such Member’s best interest.

15.                               Right of First Refusal.

15.1                           In the event that either Shah or the RTSI Member (or its successor) wishes to Transfer all or any portion of its Company Interest (the “Offered Interest”) to an unrelated third party (any such Member being referred to as “Seller”), he or it shall first offer to sell such Offered Interest to the Non-Selling Member at the price and on the terms and conditions offered by the unrelated third party by providing written notice thereof, which shall include a copy of the unrelated third party’s written offer. For purposes of this Section 15, “Non-Selling Member” shall mean either Shah in the event that the RTSI Member is the Seller, or the RTSI Member in the event that Shah is the Seller.

15.2                           Within 45 days of the receipt of Seller’s notice, the Non-Selling Member may either (a) accept the offer to purchase the Offered Interest at the price and on the terms and conditions in the third party offer, or (b) decline such offer. If the Non-Selling Member takes no action in response to the notice, he or it shall be deemed to have declined the offer.

15.3                           If the Non-Selling Member accepts the offer to purchase the Offered Interest pursuant to the foregoing provisions of this Section 15, then the Non-Selling Member shall purchase the Offered Interest pursuant to the terms of the third party offer. If the Non-Selling Member declines the offer to purchase the Offered interest, the Seller shall have the right to Transfer the Offered Interest to the unrelated third party at a price not less than that included in Seller’s notice and otherwise on the terms and conditions set forth in the Seller’s notice, provided such Transfer occurs within 30 days after the Non-Selling Member declines the offer to purchase the Offered Interest.

15.4                           Notwithstanding anything to the contrary herein, the restrictions contained in this Section 15 shall not apply to the Transfer of the RTSI Member’s Company Interests in the event such Transfer is part of a sale of all or substantially all of the assets owned by the RTSI Member’s parent.

16.                               Option to Purchase Company Interest.

16.1                           In the event that a Member is excluded from participation in the Medicare program or any other federal entitlement program (the “Excluded Member”), the Excluded Member shall provide written notice to the other Members of such exclusion within 5 days of the occurrence of the exclusion (the “Exclusion Notice”). Upon receipt of the Exclusion Notice, the RTSI Member shall have the right to purchase the Excluded Member’s Company Interest if the Excluded Member is Shah, and Shah shall have the right to purchase the Excluded Member’s Company Interest if the Excluded Member is the RTSI Member. If the Excluded Member is Cunningham, the RTSI Member and Shah shall have the right to purchase a portion of the entire Company Interest Cunningham in proportion to their existing Company Interests in the Company. The price to be paid for the Excluded Member’s Company Interest shall be an amount equal to the Fair Market Value of the Company Interests as of the date of its exclusion from the Medicare program or any other federal entitlement program. For purposes of this Agreement, the “Fair Market Value” of the Company Interests shall be determined by independent appraisal as follows: each Member shall, within ten (10) days of receipt of the Exclusion Notice from the Excluded Member, select one (1) appraiser, who shall be a member of the American Society of Appraisers and shall possess a designation of “Accredited Senior Appraiser” (or if an appraisal firm is selected, it must have at least one (1) appraiser who is a member of such Society and shall possess a designation of “Accredited Senior Appraiser”), which appraisers shall work together in an effort to determine the appraised, fair market value of the Company Interests to be transferred. In the event the two selected appraisers cannot agree on an appraised, fair market value within thirty (30) days, such appraisers shall jointly select a third appraiser (which appraiser shall meet the same qualification requirements) to determine the appraised, fair market value, which determination shall be final and binding upon the parties. Each Member shall be solely responsible for the costs incurred in connection with the appraiser retained by either of them. In the event a third appraiser is required, the costs incurred in connection with such appraiser shall be divided equally between each Member.

16.2                           In the event that a Member purchases the Company Interest, or any portion thereof, from the other Member(s) under either Section 15 or 16, the purchasing Member shall assume the guaranty obligation(s) entered pursuant to this Agreement of the selling Member in proportion to the amount of Company Interest being purchased by the purchasing Member. In addition, the purchasing Member(s) shall use his or its reasonable best efforts to cause the selling Member to be released from any such guaranty obligation(s), and, in the event such release is not obtained, the purchasing Member(s) shall indemnify and hold the selling Member wholly and completely harmless from any and all debts, liabilities, and obligations arising out of, relating to, or based on such guaranty obligation(s).

16.3                           In the event that Shah dies, becomes permanently disabled (as defined below) or retires or otherwise ceases to practice medicine, the RTSI Member shall have the right to purchase Shah’s entire Company Interest. The price to be paid by the RTSI Member for Shah’s Company Interest shall be the Fair Market Value of such Company Interest as determined in accordance with Section 16.1 above. For purposes of this Section 16.3, Shah shall be deemed to be permanent disabled if, by reason of any illness, injury, physical or mental disability or other incapacity, he has been for a period of sixty (60) consecutive days or ninety (90) or more days in any twelve (12) month period unable to render professional medical services in substantially the same manner as provided on the date hereof. Shah shall also be deemed “disabled” if, by reason of any illness, injury, physical or mental disability or other incapacity, he is permanently prevented from rendering such services. If the existence of a disability is disputed, it shall be resolved by two (2) physicians, one (1) appointed by Shah and one (1) appointed by the RTSI Member. If the two (2) physicians selected cannot agree as to whether Shah is disabled, the two (2) physicians so selected shall designate a third physician and a majority of the three (3) physicians so selected shall determine whether or not Shah is disabled.

17.                               Dissolution of the Company.

17.1                           The Company shall be dissolved upon the occurrence of any of the following events:

(a)                                  the unanimous written consent of Shah and the RTSI Member;

(b)                                 the bankruptcy of a Member, unless, within 90 days thereafter, the remaining Members (excluding, for purposes of quorum and vote, the bankrupt Member) consent to the continuation of the Company; or

(c)                                  the occurrence of any other event causing the dissolution of the Company pursuant to the Act.

17.2                           Upon any dissolution of the Company, the assets of the Company shall be liquidated, and the Company’s accountant shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution.

17.3                           Profits and losses resulting from such liquidation shall be allocated to the Members in accordance with their respective Company Interests, unless otherwise agreed to by all Members.

17.4                           The proceeds of the liquidation shall be applied as follows:

(a)                                  first, to the expenses of liquidation;

(b)                                 second, to the payment of all debts and liabilities of the Company, excluding debts or other obligations to a Member;

(c)                                  third, to the payment of debts or other obligations owed by the Company to the Members, other than interest or principal owed to a Member on any loans by a Member to the Company, but if the amount available for such payment shall be insufficient, then pro-rata on account thereof;

(d)                                 fourth, to the payment of accrued interest, if any, on any loans made by the Members to the Company, but if the amount available for such payment shall be insufficient, then pro-rata on account thereof;

(e)                                  fifth, to the repayment of the principal of loans, if any, made by the Members to the Company, but if the amount available for such payment shall be insufficient, then pro-rata on account thereof; and

(f)                                    any balance remaining shall be distributed to the Members in proportion to the Members’ positive Capital Accounts, after giving effect to all contributions, allocations, and distributions for all periods.

17.5                           Upon dissolution of the Company, the Company shall establish any reserves which the Company’s accountant deems reasonably necessary to cover any contingent or unknown liabilities or obligations of the Company. The Company is authorized to fund such reserves from the amounts distributable to the Members under Section 17.4(f), in proportion to their respective Company Interests. Such reserves shall be held in escrow by any attorney or any federally insured bank, savings and loan institution, or trust company doing business in the State of Pennsylvania for the purpose of disbursing such reserves in payment of any liabilities that may become fixed and certain. The escrow agent may deposit the escrow find in interest-bearing time deposit accounts in commercial or savings banks, trust companies, or savings and loan institutions. Eighteen months after the termination of the Company’s business or before, in the discretion of the escrow agent, any balance remaining in the escrow fund which is not required to meet then known or reasonably certain liabilities shall be distributed to the Members in the same proportion as the reserve was established.

18.                               David Cunningham, Ph.D.

18.1                           Notwithstanding anything to the contrary herein, Cunningham shall have (i) no voting or management power as set forth in Section 8 and 9; (ii) no right of first refusal as set forth in Section 15 above, and (iii) no option to purchase a Company Interest as set forth in Section 16 above. All rights to vote, all voting power, all rights of first refusal and rights to purchase a Company Interest shall be vested exclusively in the RTSI Member and Shah.

18.2                           In the event that Cunningham is no longer affiliated with the Company as a physicist, the Company shall have the option, but not the obligation, to purchase the Company Interests owned by Cunningham for a purchase price equal to the Fair Market Value of such Company Interests as of the date the Company elects to purchase Cunningham’s Company Interests.

19.                               Interpretation and Survival

19.1                           Each covenant, promise, agreement, representation, and warranty contained in this Agreement is independent of all other covenants, promises, agreements, representations, and warranties contained herein (whether or not covering any identical or related subject matter) and shall be independently and separately complied with and satisfied.

19.2                           All covenants, promises, agreements, representations, and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the execution of this Agreement, the consummation of transactions contemplated hereby, and any inspection or investigation of any alleged breach of this Agreement. In interpreting this Agreement, this Agreement and each provision hereof shall be deemed to have been drafted equally by both Members.

20.                               Notices.

All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given when actually received, one business day after being sent by overnight courier service, or five business days after mailing when mailed by United States registered or certified mail, whichever occurs first. Notices to the Company shall be sent to all Members, Notices to a Member shall be addressed to the Member at the address set forth on Exhibit A. A Member may change its address for notice purposes by giving written notice to the other Members.

21.                               Confidentiality.

Each Member shall keep confidential all confidential information about the Company and about other Members and their respective Affiliates learned through the Company, and shall not cause or knowingly permit any such confidential information to be disclosed to or used by any other person or entity for any purpose other than in furtherance of the business and purposes of the Company. The Members recognize that in furtherance of the business and purposes of the Company it shall be necessary to share confidential information with the Members’ respective employees, officers, agents, and professional advisors; and the Members shall take reasonable steps to assure that such persons are made aware of the need to maintain the confidentiality of such information. To the extent permitted by law, each Member may use general business information concerning the operations of the Company’s Radiation Therapy Center for the purposes of obtaining financing arrangements for such Member or its Affiliates or for the purpose of establishing ventures similar to the Company in other non-competing markets. No Member shall issue any press releases or make any other public announcements about the Company unless the other Members have consented thereto.

22.                               Further Assurances.

The Members agree that they and each of them shall take whatever action or actions as are reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end the Members agree that they shall execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

23.                               Amendment.

This Agreement may be amended only by means of a written agreement signed by all of the Members.

24.                               Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Pennsylvania, exclusive of its rules governing conflict of laws.

25.                               Severability.

25.1                           In the event that any provision of this Agreement is deemed to be void and invalid by any Court of competent jurisdiction, then this Agreement shall remain in full force and effect, except for such provision.

25.2                           Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with the requirements of law.

26.                               Gender and Context; Definition of Affiliate.

26.1                           Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “person” shall mean any individual, corporation, partnership, limited liability company, trust, association, government (or agency, body, department, instrumentality, or political subdivision thereof), or other entity.

26.2                           Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit, or describe the scope of this Agreement, or the intent of any provisions hereof.

26.3                           As used herein, an “Affiliate” of a person or entity means an entity controlling, controlled by, or under common control with such person or entity.

27.                               Benefit.

This Agreement shall be binding upon and shall inure to the benefit of the Members and their successors and permitted assigns. Except for provisions clearly intended to benefit an Affiliate of a Member, no person or entity not a party to this Agreement shall be deemed a third-party beneficiary of this Agreement or shall have any right, power, or remedy hereunder.

28.                               Entire Agreement.

This Agreement, together with all Exhibits, sets forth all (and is intended by the Members to be an integration of all) of the promises, agreements, conditions, understandings, representations, and warranties between the Members with respect to the Company. There are no promises, agreements, conditions, understandings, representations, or warranties, oral or written, express or implied, between them other than as set forth herein. This Agreement supersedes any and all prior agreements and understandings relating to the subject matter hereof, including, but not limited to, the Original Agreement.

29.                               Counterparts.

This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be the same instrument.

IN WITNESS WHEREOF, the Members a have caused the Agreement to be executed u of the date flat above written.

21st CENTURY ONCOLOGY OF
PENNSYLVANIA, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	Vice President

/s/ Satish A. Shah
Satish A. Shah, M.D.

/s/ David Cunningham
David Cunningham, Ph.D.

SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT

EXHIBIT A

MEMBER NAMES, COMPANY INTERESTS,

AND INITIAL CAPITAL CONTRIBUTIONS

		Initial Capital
Member	Company Interest	Contribution

21st Century Oncology of	67.5%	$6,750
Pennsylvania, Inc.
c/o Radiation Therapy
Services Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907

Satish A. Shah, M.D.	27.5%	$2,750
115 Palace Drive
Gettysburg, PA 17325

David Cunningham, Ph.D.	5%	$500
211 Cocon Lane
Hershey, PA 17033

EXECUTION COPY

GETTYSBURG RADIATION, LLC
REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made this 28th day of April, 2010, by and between Gettysburg Radiation, LLC, a Pennsylvania limited liability Company (the “Company”) Satish A. Shah, M.D., an adult individual (“Dr. Shah”), and David Cunningham, Ph.D, an adult individual (“Dr. Cunningham” and together with Dr. Shah, each a “Selling Member” and collectively, the “Selling Members”). The Company and the Selling Member, are collectively referred to herein as the “Parties” and each individually as a “Party.”

BACKGROUND

WHEREAS, Dr. Shah owns twenty seven and one half percent (27.5%) of the membership interest in the Company (the “Shah Membership Interests”);

WHEREAS, Dr. Cunningham owns five percent (5%) of the membership interest in the Company (the “Cunningham Membership Interests”, and together with the Shah Membership Interests, the “Redeemed Interests”);

WHEREAS, 21st Century Oncology of Pennsylvania, Inc. owns sixty seven and one half percent (67.5%) of the membership interest in the Company (the “21C Membership Interest” and together with the Redeemed Interest the “Company Membership Interest”)

WHEREAS, the Selling Members desire to sell the Redeemed Interests to the Company and the Company desires to purchase the Redeemed Interests pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to provide for additional terms, conditions and provisions incident to the foregoing.

NOW, THEREFORE, in considering of the foregoing and the mutual representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the Parties, intending to be legally bound hereby, mutually agree as follows:

1.                                       Purchase and Sale of the Company Membership Interests.

1.1                                 Purchase and Sale. Exhibit A to this Agreement sets forth the percentage of membership interests the Selling Members own in the Company, the percentage of the Company Membership Interests the Selling Members are selling, the amount of the Membership Interests Purchase Price to be paid to each Selling Member, and identifies any other Member holding membership interests in the Company. Subject to the terms and conditions of this Agreement, Dr. Shah shall sell and deliver twenty seven and one half percent (27.5%) of the Company Membership Interests to the Company, free and clear of any and all liens and encumbrances, and the Company shall purchase such Company Membership Interests from the Selling Member. Subject to the terms and conditions of this Agreement, Dr. Cunningham shall sell and deliver five percent (5%) of the Company Membership Interests to the Company, free and clear of any and all liens and encumbrances, and the Company shall purchase such Company Membership Interests from the Selling Member

1.2.                              Closing. The purchase and sale of the thirty two and one half percent (32.5%) of the Company membership Interests shall take place on April      , 2010.

1.3                                 Purchase Price for the Membership Interests. The purchase price for the Shah Membership Interests redeemed hereunder shall be one dollar ($1.00) (the “Shah Membership Interests Purchase Price”), in immediately available funds, which shall be paid by way of certified check to the Company at the Closing in accordance with Exhibit A hereto. The purchase price for the Cunningham Membership Interests redeemed hereunder shall be one dollar ($1.00) (the “Cunningham Membership Interests Purchase Price”, and together with the Shah Membership Interest Purchase Price, the “Membership Interest Purchase Price”), in immediately available funds, which shall be paid by way of certified check to the Company at the Closing in accordance with Exhibit A hereto. Notwithstanding any errors or inaccuracies discovered in calculating the number of Membership Interest owned by the Selling Members, there shall be no reduction or increase in the Membership Interest Purchase Price, and the Membership Interest Purchase Price shall be a the sole consideration provided to the Selling Members for all of the respective right, title and interest that the Selling Members have in the thirty two and one half percent (32.5%) of the Company Membership Interests being redeemed hereunder and any and all other indicia of ownership of the Company.

1.4                                 Closing Deliveries. At the Closing, the following deliveries shall be made:

(a)                                  Selling Member Deliveries.

(i)                                     Each Selling Member shall deliver to the Company a duly executed membership interests power in blank; and shall cause the entire right, title and interest in and to easch of the Shah Membership Interest and Cunningham Membership Interest to be transferred to the Company, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security, interest pledge, lien or encumbrance of any kind or nature whatsoever; and

(ii)                                  The Selling Members shall deliver to the Company any other documents reasonably required by the Company or its legal counsel.

2.                                       Representations, Warranties and Other Agreements of the Selling Member. The Selling Member represents and warrants to the Company as follows:

2.1                                 Ownership of Membership Interests. The Selling Members own and hold, beneficially and of record, the entire right, title and interest in and to the Company Membership Interests, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and now has, and as of the Closing will have, full power and authority to transfer and dispose of the same hereunder to the Company.

2.2                                 Compliance With Other Instruments. The Selling Members’ execution, delivery and performance of this Agreement and the documents to be entered into in connection herewith will not result in any violation, or be in conflict with or constitute a default under any other agreement or provision, or result in the creation or imposition on any lien pursuant to any such provision.

2.3                                 Issuance of the Company Membership Interests. The Company Membership Interests have been duly authorized, validly issued and are fully paid and nonassessable, and there are no other membership interests, options, warrants or other rights in any membership interests of the Company that are issuable, issued or outstanding, except as identified on Exhibit A hereof,

2.5                                 No Undisclosed Information. To his knowledge, there is no undisclosed liability or other matter involving the Company which might have a material adverse effect on the Company. Neither this Agreement nor any document, certificate or statement furnished or to be provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.                                      Representations and Warranties of the Company.

The Company represents and warrants to the Selling Members as follows:

3.1                                 No Violation of Law. The execution and delivery by the Company of this Agreement and all documents to be entered into in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder are not prohibited by, and do not and will not subject the Company to any fine, penalty or similar sanction under, any law, statue, rule or regulation of any governmental authority.

3.2                                 Compliance With Other Instruments. The execution, delivery and performance of this Agreement and the documents to be entered into in connection herewith will not result in a violation of any agreement to which the Company is a party nor any federal, state or governmental rule, regulation, order or decree, or be in conflict with or constitute a default under any such provision or result in the creation or imposition on any lien pursuant to any such provision, and the Company has full power and authority to enter into and consummate this Agreement.

3.3                                 Issuance of the Company Membership Interests. Company Membership Interests have been duly authorized, validly issued and are fully paid and nonassessable, and there are no other membership interests, options, warrants or other rights in any membership interests of the Company that are issuable, issued or outstanding, except except as identified on Exhibit A hereof.

3.4                                 No Undisclosed Information. There is no undisclosed liability or other matter involving the Company which might have a material adverse effect on the Company. Neither this Agreement nor any document, certificate or statement furnished to the Company by or on behalf of it in connection with the transactions provided for herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.                                       Conditions to the Closing. The Conditions to Closing are the Selling Members’ performance and compliance with all agreements, conditions and covenants contained in this Agreement require to be preformed or complied with by him on or before the Closing, including, but not limited to, making all deliveries at Closing required by Section 1.4(a) above.

5.                                       Mutual Releases.

5.1                                 Selling Members’ General Release. Upon Closing, Selling Members hereby agree, for each of Dr. Shah and Dr. Cunningham and each of their heirs, personal representatives and assigns, that he shall thereby release, remise, acquit and forever discharge the Company, of and from any and all actions, causes of actions, suits, claims, demands, losses or damages of any nature or description whatsoever, in law or in equity, statutory or otherwise, vested or contingent, known or unknown, real or imaginary, actual or potential (collectively, the “Claims”), except for obligations incurred under this Agreement, or those Claims that arise subsequent to the Closing.

5.2                                 The Company’s General Release. Upon Closing, the Company hereby agrees, for itself, its respective members, partners, officers, employees, agents, successors and assigns, that it shall thereby release, remise, acquit and forever discharge the Selling Members and each of Dr. Cunningham’s and Dr. Shah’s heirs, personal representatives, and assigns, of and from any and all Claims, except for obligations incurred under this Agreement, or those Claims that arise subsequent to the Closing

5.3                                 Waiver of Restrictive Covenants. In connection with redemption of the Redeemed Interests, the parties hereby mutually agree that no party shall be required or obligated to abide by the non-compete restrictions contained in Section 13 of the Amended and Restated Operating Agreement of the Company following the Effective Date.

5.4                                 No Representations. Each Party represents that he or it has carefully read and understands the scope and effect of the provisions of this Agreement. No Party has relied upon any representations or statements made by any other Party which are not specifically set forth in this Agreement.

6.                                       Tax Return Information. Taxable income and loss for the Company up to the Closing shall be determined by the Company’s accountants consistent with this Agreement and the Amended and Restated Operating Agreement of the Company. The Company shall timely issue to the Selling Members the required Form K-1 as required by law.

7.                                       Miscellaneous.

7.1                                 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the Parties and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective members, officers, employees, agents, heirs, personal representatives, and successors and permitted assigns of the Parties. This Agreement shall not be assignable by any of the Parties hereto without the written consent of the other Party.

7.2                                 Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to any jurisdiction’s conflict of laws provision.

7.3                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4                                 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5                                 Severability. The covenants and provisions of this Agreement will be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 8.5, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

7.6                                 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or by any overnight delivery service with confirmation of receipt, addressed as shown below, or at such other address as either Party may designate by ten (10) days’ advance written notice to the other Party:

If To Company:	2270 Colonial Blvd.
Fort Myers, Florida 33907
Attn: Senior Vice President and
Chief Financial Officer

With Copy To:	1010 Northern Blvd.
Suite 314
Great Neck, New York 11021
Attn: Executive Vice President and
General Counsel

If To Dr. Shah	115 Palace Drive
Gettysburg, Pennsylvania 17325
Attn: Satish A. Shah, M.D.

With Copy To:	McNees Wallace & Nurick LLC

100 Pine Street, P.O. Box 1166
Harrisburg, PA 17108
Attn: Mark M. Van Blargan, Esq

If To Dr. Cunningham:

7.7.                              Fees. Each Party represents that it or he, as the case may be, neither is, nor will be, obligated for any finders’ fee or commission in connection with this transaction, and shall bear their own fees and expenses in connection with this Agreement, except as otherwise set forth in this Agreement.

7.8                                 Amendments. This Agreement may not be amended except by a writing executed on behalf of the Parties hereto, except that this Agreement and any provision hereof may be changed, waived, discharged or terminated by an agreement signed in written by the Party whom or which the enforcement of such change, waiver, discharge or termination is sought.

7.9                                 Specific Performance. The Parties to this Agreement agree that irreparable damage would occur in the event than any of the provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.10                           Further Assurances. Each of the Parties hereto agree, upon the request of any Party, from time to time to execute and deliver to such other Party or Parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested Party hereunder and to consummated the transaction provided for herein.

7.11.                        Jurisdiction. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Common Pleas of Adams County, Pennsylvania in any action or proceeding instituted arising out of our relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court.

7.12                           Service of Process. The Parties hereby irrevocably consent to the service of any summons and complaint and any other process which may be served in any action or proceeding instituted arising out of or related to this Agreement brought in the Court of Common Pleas of Adams County by the mailing by certified or registered mail of copies of such process to the Parties as their address as set forth in Section 7.6 of this Agreement or to such other address as any Party may designate in accordance with such Section.

7.13                           Venue. The parties hereby irrevocably waive any objection which they now or hereafter may have to the laying of venue of any action or preceding instituted arising out of or relating to this Agreement brought in the Court of Common Pleas of Adams County, Pennsylvania and any objection on the ground that any such action or proceeding in such Court has been brought in any inconvenient forum.

7.14                           Background. The “BACKGROUND” on Page 1 of this Agreement is hereby incorporated herein and made a part hereof for all purposed as if fully set forth herein.

7.15                           Waivers. Any failure on the part of any Party to comply with any of his or its obligations, agreements or conditions hereunder may be waived by any Party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver will be binging upon any Party unless made in writing and signed by a duly authorized representative of such Party and no failure to delay in enforcing any right will be deemed a waiver.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth on Page 1 of this Agreement.

GETTYSBURG RADIATION, LLC

By:	/s/ Jeffrey A. Pakrosnis
Name:	Jeffrey A. Pakrosnis
Title:	Treasurer

/s/ Satish A. Shah,
Satish A. Shah, M.D.

/s/ David Cunningham
David Cunningham, Ph.D

REDEMPTION AGREEMENT
SIGNATURE PAGE

EXHIBIT A
CURRENT MEMBERS AND
SELLING MEMBER’S PERCENTAGE INTEREST AND CONSIDERATION

CURRENT MEMBERS

Name	Current Percentage Interest

21st Century Oncology of	67.5%
Pennsylvania, Inc.

Satish A. Shah, M.D.	27.5%

David Cunningham, Ph.D	5%

SELLING MEMBER

Name	Selling Percentage Interest	Consideration

Satish A. Shah, M.D.	27.5%	$1.00

David Cunningham, Ph.D	5%	$1.00